Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

SMX (Security Matters) Public Limited Company

Mespil Business Center, Mespil House, Sessex Road,

Dublin 4, Ireland, D04 T4A6

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 19, 2026, relating to the consolidated financial statements of SMX (Security Matters) Public Limited Company (“the Company”) appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

March 25, 2026